Exhibit 10.19
ECAP Benefits and Retirement Payments for Officers
Booz Allen Officers who are eligible (after one year of service and age 21 or older) to participate in employer contributions to the Booz Allen Hamilton Employees’ Capital Accumulation Plan (ECAP) will receive tax-qualified contributions to their ECAP accounts each year as part of the firm’s annual profit sharing contribution. The firm’s annual profit sharing contribution is determined each year in the firm’s sole discretion. Historically, this contribution has been 10% of their Eligible Compensation up to the IRS Eligible Compensation Limit and 5.7% of their Eligible Compensation above the Social Security Wage Base. The amount of the firm’s annual profit sharing contribution that can be paid into such Officers’ ECAP accounts is subject to IRS limitations on employer contributions to tax-qualified plans.
In addition, each year the firm makes a non-tax qualified payment to all Officers who are eligible to receive employer contributions to their ECAP account. Specifically, each eligible Officer will receive a cash payment equal to the full amount of the firm’s annual profit sharing contribution for the year that would have been paid into the Officer’s ECAP account without regard to the IRS-imposed limitations on tax-qualified contributions, minus the sum of (i) the amount of the firm’s profit sharing contribution that was actually paid into the Officer’s ECAP account for the year plus (ii) the maximum amount the Officer could have contributed voluntarily to ECAP for the year. The firm will then apply a 23% investment incentive against this non-tax qualified payment amount to arrive at the total “non-tax qualified payment” for the year. This payment, including the 23% investment incentive, will be paid in cash to each eligible Officer following the end of the year and is subject to immediate taxation.
The firm also makes a cash payment to each Officer that is equivalent to the annual tax-deferred contribution the individual is permitted to make to ECAP under the Internal Revenue Code. For 2010, that amount is $16,500 for individuals under age 50 and $22,000 for individuals age 50 and older.
For the purpose of calculating the annual non-tax qualified payment, “Eligible Compensation” will be determined by multiplying the total points held by each Officer during the plan year by the value assigned to such points, regardless of how the compensation derived from this calculation is delivered (i.e. base draw, cash bonus, and equity bonus).